EXHIBIT 9(a)(viii)

                                LETTER AGREEMENT

                   SSgA Life Solutions Income and Growth Fund
                        SSgA Life Solutions Balanced Fund
                         SSgA Life Solutions Growth Fund

                      Transfer Agency and Service Agreement

April 10, 1997


State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110


Ladies and Gentlemen:

Pursuant to Article 8 of the Transfer Agency and Service Agreement between the SSgA Funds and State Street Bank and Trust Company, dated as of April 11, 1988, as amended, the SSgA Funds advise you that it is creating three new series to be named SSgA Life Solutions Income and Growth Fund, SSgA Life Solutions Balanced Fund, and SSgA Life Solutions Growth Fund (collectively, the "Funds"), and that the SSgA Funds desires State Street Bank and Trust Company to serve as Transfer Agent with respect to the Funds pursuant to the terms and conditions of the Transfer Agency and Service Agreement.

Notwithstanding anything to the contrary in Article 7, the initial term of the Transfer Agency and Service Agreement with respect to the Funds shall be until April 12, 1998.

Please acknowledge your acceptance of acting as Transfer Agent to the Funds by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By: /s/ Lynn L. Anderson
    ---------------------------------
    Lynn L. Anderson
    President

ACKNOWLEDGED AND ACCEPTED
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State Street Bank and Trust Company


By:  /s/Ronald E. Logue
     --------------------------------
Its: Executive Vice President
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